Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, May 7, 2013 – Whiting USA Trust I (NYSE Symbol – WHX) announced the second Trust distribution in 2013, which relates to net profits generated during the first quarterly payment period of 2013.

Unitholders of record on May 20, 2013 will receive a distribution amounting to $6,284,368 or $0.453290 per unit, which is payable on or before May 30, 2013.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbl)	167,532
Natural gas (Mcf)	633,426

Total (BOE)	273,103
Average sales prices:
Oil (per Bbl)	$79.83
Natural gas (per Mcf)	$3.50

Gross proceeds:
Oil sales	$13,374,307
Natural gas sales	2,218,736

Total gross proceeds	$15,593,043

Costs:
Lease operating expenses(1)	$7,138,136
Production taxes	1,088,896
Realized gains on hedging settlements(2)	—

Total costs	$8,227,032

Net profits	$7,366,011
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$6,629,410
Provision for estimated Trust expenses	(300,000)
Montana state income taxes withheld	(45,042)

Net cash proceeds available for distribution	$6,284,368

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.453290

(1)

The Trust’s underlying properties incurred increases in lease operating expenses during the first quarterly payment period of 2013, on a per BOE basis, due to overall production declining at a faster rate than the fixed and semi-variable costs attributable to the underlying properties.

(2)

All costless collar hedge contracts terminated as of December 31, 2012 (which hedging effects extended through the quarterly payment period covered by the February 2013 distribution to unitholders) and no additional hedges are allowed to be placed on the Trust assets. Consequently, for distributions after February 2013, there will be no cash settlement gains or losses on commodity derivatives, and the Trust will have increased exposure to oil and natural gas price volatility.

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States. The net profits interest will terminate when 9.11 MMBOE have been produced and sold from the underlying properties (which amount is equivalent to 8.20 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment, and consequently the market price of the Trust units will decline to zero at termination of the Trust.

As of March 31, 2013, on a cumulative accrual basis, 6.36 MMBOE (77%) of the Trust’s total 8.20 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2012, the 9.11 MMBOE of reserves (8.20 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by June 30, 2015, which reflects expected year over year decline rates ranging from approximately 9% to 13% between 2013 and 2015. However, the rate of future production cannot be predicted with certainty, and 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) may be produced before or after the currently projected date. In addition, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation and production of oil and gas properties, and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mary Jo Davis
(800) 852-1422
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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